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Exhibit 21

                               G&L Realty Corp.
                             List of Subsidiaries
                               October 31, 2001


1.   G&L Hampden, Inc., a Delaware corporation
2.   G&L Hampden, LLC a Delaware limited liability company
3.   G&L Realty Partnership, L.P., a Delaware limited partnership
4.   G&L Realty Financing II, Inc., a Delaware corporation
5. G&L Realty Financing Partnership II, L.P. a Delaware limited partnership
6.   G&L Medical, Inc., a Delaware corporation
7.   G&L Gardens, LLC, an Arizona limited liability company
8.   G&L Management Delaware Corp., a Delaware corporation
9.   G&L Senior Care, Inc., a Delaware corporation
10.  G&L Medical Partnership, L.P., a Delaware limited partnership
11.  GLN Capital Co. LLC, a Delaware limited liability company
12.  GL/PHP, LLC a Delaware limited liability company
13.  Theme World, L.P., a New Jersey limited partnership
14.  435 N. Roxbury Drive, Ltd., a California limited partnership
15.  G&L - Grabel San Pedro, LLC
16.  G&L Burbank, LLC
17.  G&L Burbank Managers Corp., a California corporation
18.  G&L Holy Cross, LLC
19.  G&L Holy Cross Managers Corp., a California corporation
20.  G&L Tustin, LLC
21.  G&L Tustin Managers Corp., a California corporation
22.  G&L Valencia, LLC
23.  G&L Penasquitos, LLC
24.  G&L Penasquitos, Inc.
25.  GLH Pacific Gardens, LLC
26.  G&L Hoquiam, LLC
27.  G&L Lyons, LLC
28.  G&L Coronado (1998), LLC
29.  G&L Parsons on Eagle Run, LLC
30.  G&L Parsons on Eagle Run, Inc.
31.  Lakeview Associates, LLC
32.  Tustin Heritage Park, LLC
33.  G&L Heritage Care, LLC
34.  G&L Heritage Care, Inc.
35.  G&L Massachusetts, LLC
36.  G&L Aspen, LLC
37.  GLH Tarzana, LLC
38.  G&L Tustin II, LLC
39.  G&L Tustin III, LLC
40.  G&L Senior Care Partnership, LP
41.  GLR/Yorba Linda, LLC